Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 1 Form S-1 of Polomar Health Services, Inc. of our report dated November 21, 2025, relating to the consolidated financial statements of Altanine, Inc. (the “Company”) as of and for the years ended December 31, 2024 and 2023. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

December 5, 2025